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                                                                Exhibit No. 8(c)

             TRANSFER AGENCY - RELATED SERVICES DELEGATION AGREEMENT

         THIS AGREEMENT is made as of February 13, 2001 by and between PFPC INC., a Massachusetts corporation ("PFPC") and UBS PAINEWEBBER INC., a Delaware corporation ("UBS PaineWebber").

         WHEREAS, PFPC has entered into a Transfer Agency Services and Shareholder Services Agreement dated as of August 18, 1995, as amended ("Transfer Agency Services and Shareholder Services Agreement"), to provide transfer agency and related services with respect to the Class P shares of series of PaineWebber PACE Select Advisors Trust (the "Fund"); and

         WHEREAS, under the Transfer Agency Services and Shareholder Services Agreement PFPC is authorized to delegate to UBS PaineWebber its obligation to perform services thereunder with respect to UBS PaineWebber brokerage clients who are also shareholders of the Fund; and

         WHEREAS, subject to the terms and conditions hereof, PFPC wishes to delegate to UBS PaineWebber, and UBS PaineWebber wishes to perform, certain of the transfer agency-related services that PFPC is obligated to perform under the Transfer Agency Services and Shareholder Services Agreement;

         NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound, PFPC and UBS PaineWebber hereby agree as follows:

         1. DELEGATION. PFPC hereby delegates to UBS PaineWebber its duty and obligation under the Transfer Agency Services and Shareholder Services Agreement to perform those services specified in Exhibit A hereto (the "Delegated Services"), and UBS PaineWebber hereby agrees to perform the Delegated Services in accordance with the terms and conditions hereof. In the event that PFPC determines to delegate, and UBS PaineWebber agrees in writing to perform, additional services now or hereafter required to be performed by PFPC under the Transfer Agency Services and Shareholder Services Agreement, such additional services shall constitute Delegated Services hereunder, provided, however, that UBS PaineWebber shall receive such additional compensation for the performance of those additional services as shall be agreed upon between the parties.

         2. RESPONSIBILITIES OF UBS PAINEWEBBER. UBS PaineWebber shall perform the Delegated Services in accordance with the terms and conditions of the Transfer Agency Services and Shareholder Services Agreement.

         UBS PaineWebber undertakes to comply with all applicable requirements of the Securities Laws and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by UBS PaineWebber hereunder. Except as specifically set forth herein, UBS PaineWebber assumes no responsibility for such compliance by the Fund or any of its Portfolios.

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         UBS PaineWebber shall prepare and maintain in complete and accurate form all books and records necessary for it to perform the Delegated Services including (a) all those records required to be prepared and maintained by the Fund under the Investment Company Act of 1940, as amended, by other applicable Securities Laws, rules and regulations and by state laws and (b) such books and records as are necessary for UBS PaineWebber to perform all of the services it agrees to provide in this Agreement and the Exhibits attached hereto. The books and records pertaining to the Fund, which are in the possession or under the control of UBS PaineWebber, shall be the property of the Fund. The Fund and Authorized Persons shall have access to such books and records in the possession or under the control of UBS PaineWebber at all times during UBS PaineWebber's normal business hours. Upon the reasonable request of the Fund, copies of any such books and records in the possession or under the control of UBS PaineWebber shall be provided by UBS PaineWebber to the Fund or to an Authorized Person. Upon reasonable notice by the Fund, UBS PaineWebber shall make available during regular business hours its facilities and premises employed in connection with its performance of this Agreement for reasonable visits by the Fund, any agent or person designated by the Fund or any regulatory agency having authority over the Fund.

         In performing the Delegated Services, UBS PaineWebber shall be subject to the same record keeping and other responsibilities, duties and standards of care and shall have the same rights, benefits (other than compensation), liabilities and limitations as are applicable to PFPC under the Transfer Agency Services and Shareholder Services Agreement with respect to the performance of the same services.

         3. COMPENSATION. As compensation for performance of the Delegated Services, PFPC will pay to UBS PaineWebber the fees and expense reimbursements set forth in Exhibit B hereto, together with such other amounts as may be agreed from time to time in writing by PFPC and UBS PaineWebber, provided that PFPC shall not be obligated to pay such compensation to UBS PaineWebber with respect to any invoice for which PFPC has not received payment from the Fund pursuant to the Transfer Agency Services and Shareholder Services Agreement.

         4. DURATION AND TERMINATION. This Agreement shall be effective upon the date first above written and, unless sooner terminated as set forth herein, shall continue with respect to the Transfer Agency Services and Shareholder Services Agreement for so long as such Transfer Agency Services and Shareholder Services Agreement remains in effect. This Agreement may be terminated for cause upon at least thirty (30) days prior written notice. For purposes of this paragraph, "cause" shall mean:

             (a) in the case of a termination by UBS PaineWebber, the failure of PFPC to timely pay the compensation to UBS PaineWebber that is provided for hereunder; and

             (b) in the case of a termination by PFPC, (i) UBS PaineWebber's material breach of this Agreement causing it to fail to substantially perform its duties under this Agreement, provided that UBS PaineWebber has received written notice from PFPC specifying the material breach and has not corrected such breach within a 15-day period; (ii) financial difficulties of UBS PaineWebber evidenced by the authorization or commencement of a voluntary or involuntary bankruptcy under

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the U.S. Bankruptcy Code or any applicable bankruptcy or similar law, or under any applicable law of any jurisdiction relating to the liquidation or reorganization of debt, the appointment of a receiver or to the modification or alleviation of the rights of creditors; and (iii) issuance of an administrative or court order against UBS PaineWebber with regard to the material violation or alleged material violation of the Securities Laws or other applicable laws related to the performance of transfer agency-related services.

          5. MISCELLANEOUS.


             (a) Unless the context otherwise requires, all capitalized terms not otherwise defined herein shall have the same meanings as in the Transfer Agency Services and Shareholder Services Agreement attached as Exhibit 1 hereto.

             (b) It is understood and agreed that all Delegated Services performed by UBS PaineWebber under this Agreement will be as an independent contractor and not as an employee or agent of PFPC or the Fund.

             (c ) This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof.

             (d) The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

             (e) This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law without regard to principles of conflicts of law.

             (f) If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

             (g) This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

             (h) The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

             (i) This Agreement, or any term thereof, may be changed or waived only by a written amendment, signed by the party against whom enforcement of such change or waiver is sought.


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         IN WITNESS WHEREOF, PFPC and UBS PaineWebber have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

                                      PFPC INC.

                                      By:   Stephen M. Wynn
                                         -----------------------
                                      Title: Executive Vice President
                                      UBS PAINEWEBBER INC.


                                     By:
                                        ----------------------------------------

                                     Title:
                                           -------------------------------------


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                                    EXHIBIT A

                               DELEGATED SERVICES

         The following transfer agency-related services that are required to be performed under the Transfer Agency Services and Shareholder Services Agreement are delegated by PFPC to UBS PaineWebber:

a. Establish and maintain a dedicated service center with sufficient facilities, equipment and skilled personnel to address all shareholder inquiries received by telephone, mail or in-person regarding the Fund and their accounts;

b. Provide timely execution of redemptions, exchanges and non-financial transactions directed to UBS PaineWebber Financial Advisors and specifically requested by Fund shareholders;

c. Issue checks from proceeds of Fund share redemptions to shareholders as directed by the shareholders or their agents;

d.       Process and maintain shareholder account registration information;

e. With respect to customer accounts maintained through UBS PaineWebber Inc., review new applications and correspond with shareholders to complete or correct information;

f. Prepare and mail monthly or quarterly consolidated account statements that reflect PACE Fund balances and transactions (such information to be combined with other activity and holdings in investors' brokerage accounts);

g. Establish and maintain a dedicated service center with sufficient facilities, equipment and skilled personnel to address all branch inquiries regarding operational issues and performance;

h. Capture, process and mail required tax information to shareholders and report this information to the Internal Revenue Service;

i. Provide the capability to margin PACE Funds held within the client's brokerage account;

j. Prepare and provide shareholder registrations for mailing of proxies, reports and other communications to shareholders;

k. Develop, maintain and issue checks from the UBS PaineWebber systematic withdrawal plan offered within the client's brokerage account;

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l.       Maintain duplicate shareholder records and reconcile those records with those at the transfer agent;

m. Process and mail duplicate UBS PaineWebber monthly or quarterly statements to UBS PaineWebber Financial Advisors;

n. Establish and maintain shareholder distribution options (i.e., election to have dividends paid in cash, rather than reinvested in Fund shares);

o. Process and mail purchase, redemption and exchange confirmations to Fund shareholders and UBS PaineWebber Financial Advisors;

p. Issue dividend checks to shareholders that select cash distributions to their brokerage account;

q. Develop and maintain the automatic investment plan offered within the client's brokerage account; and

r. Provide bank-to-bank wire transfer capabilities related to transactions in Fund shares.


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